Exhibit 19.1

PERSPECTIVE THERAPEUTICS, INC.

INSIDER TRADING POLICY

Amended & Restated as of March 24, 2025

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Perspective Therapeutics, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted the Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information (also known as “tipping”).

Insider trading is a crime. Violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”), federal and state enforcement authorities and foreign governments. Violations can result in severe penalties, including significant fines and imprisonment. See the section “Consequences of Violations” below.

Persons Subject to the Policy

The Policy applies to: (i) all officers of the Company and its subsidiaries; (ii) all members of the Board; and (iii) all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to the Policy, such as contractors or consultants who have access to material nonpublic information. The Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by the Policy, as described below.

Transactions Subject to the Policy

The Policy applies to all transactions in the Company’s securities (collectively referred to in the Policy as “Company Securities”), including the Company’s common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of the Company’s common stock (e.g., options to purchase common stock), and any other type of securities that the Company may issue from time to time, including (but not limited to) preferred stock, notes, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions subject to the Policy include purchases, sales and bona fide gifts of Company Securities.

Individual Responsibility

Persons subject to the Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with the Policy, and that any family member, household member or entity whose transactions are subject to the Policy, as discussed below, also comply with the Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to the Policy

(or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by the Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The Company’s General Counsel shall serve as the Compliance Officer for the purposes of the Policy, and in his/her absence, the Company’s Chief Financial Officer or another employee designated by the Compliance Officer shall be responsible for administration of the Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

If you have any questions or are in doubt about any matter covered by the Policy, contact the Compliance Officer before engaging in any transaction involving Company Securities. See the section below under the heading “Company Assistance.”

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company or its subsidiaries (or any other person designated by the Policy or by the Compliance Officer as subject to the Policy) who is aware of material nonpublic information relating to the Company or its subsidiaries may, directly, or indirectly through family members or other persons or entities:

1.
Engage in transactions in Company Securities, except as otherwise specified in the Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.
Recommend that others engage in transactions in any Company Securities;
3.
Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.
Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company or its subsidiaries (or any other person designated as subject to the Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (i) with which the Company does business, including a customer, supplier or strategic partner of the Company, or (ii) that is involved in a potential transaction or business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

Any exceptions to the Policy (other than those specifically noted in the Policy), if permitted, must be approved in advance by the Compliance Officer following consultation with the Company’s Chief Executive Officer, Chief Financial Officer and the Chair of the Audit Committee of the Board. Note that transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from the Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•
Projections of future earnings or losses, or other earnings guidance;
•
Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•
Clinical study or trial results;
•
Information concerning upcoming FDA actions or other significant regulatory developments;
•
Changes in research strategies;
•
Pending or proposed commercial transactions, such as collaboration agreements, licensing agreements, royalty monetizations, joint ventures or strategic alliances;
•
A pending or proposed merger, acquisition or tender offer;
•
A pending or proposed acquisition or disposition of a significant asset;
•
A Company restructuring;
•
Significant related party transactions;
•
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
Bank borrowings or other financing transactions out of the ordinary course;
•
The establishment of a repurchase program for any Company Securities;
•
A change in the Company’s pricing or cost structure;

•
Major marketing changes;
•
A change in management;
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
Development of a significant new product, process, or service;
•
Pending or threatened significant litigation, or the resolution of such litigation;
•
Impending bankruptcy or the existence of severe liquidity problems;
•
The gain or loss of a significant customer or supplier;
•
Significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure); and
•
The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

References in this list to the Company or otherwise in the context of assessing whether information is material shall mean the Company and/or its subsidiaries and business units, as the context requires.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or a public disclosure document filed with the SEC that is available on the SEC’s website (such as a Form 8-K, Form 10-Q or Form 10-K). By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of persons, such as analysts, brokers or institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until 24 hours after the information is released. If, for example, the Company were to make an announcement on a Monday at 9:00 a.m., you should not trade in Company Securities until Tuesday at 9:00 a.m. Depending on the particular circumstances, the Compliance Officer may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others

The Policy applies to your family members who reside with you (including a spouse, child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of the Policy and applicable securities laws as if the transactions were for your own account. The Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

The Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of the Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

The Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. The Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. The Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. The Policy does not apply to purchases of Company Securities in any 401(k) plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The Policy does apply, however, to certain elections you may make under any such 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. Sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

Employee Stock Purchase Plan. The Policy does not apply to purchases of Company Securities in any employee stock purchase plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to an election previously made. The Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. The Policy does apply, however, to your election to participate in any such plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

Dividend Reinvestment Plan. The Policy does not apply to purchases of Company Securities under any dividend reinvestment plan maintained by the Company resulting from your reinvestment of dividends paid on Company Securities. The Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to any such dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. The Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to the Policy.

Transactions Not Involving a Purchase or Sale

Bona fide gifts of securities (including transfers of securities of the Company made to trusts for estate planning purposes, as well as charitable contributions) are not transactions restricted by the Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities is likely to occur during a blackout period; provided, however, that gift transactions remain subject to the pre-clearance requirements outlined in the section below under the heading “Pre-Clearance Procedures.” Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to the Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to the Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by the Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company or its subsidiaries who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa), unless such transaction is pre-approved by the Compliance Officer.

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the section below under the heading “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by the Policy. (Option positions arising from certain types of hedging transactions are governed by the section below under the heading “Hedging Transactions.”)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or other transactions which hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities directly or indirectly, including those obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the section above under the heading “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to the Policy determines that they must use a standing order or limit order, the order should be limited to a short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of the Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.

Pre-Clearance Procedures. The persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction and must comply with any other procedures established by the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether to permit the transaction. In evaluating a proposed transaction, the Compliance Officer may consult as necessary with other members of senior management and outside counsel.

If a person seeks pre-clearance, and permission to engage in the transaction is denied, then he or she must refrain from engaging in any transaction in Company Securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a blackout period or event-specific trading restriction (as discussed below), the transaction must not be completed.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

Pre-cleared trades must be effected within two business days of the “proposed trade date” listed on the pre-clearance request form unless an exception is granted. Transactions not effected within the time limit would be subject to pre-clearance again. Notification to the Compliance Officer is required following completion of any pre-cleared transaction.

Quarterly Trading Restrictions. The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by the Policy), during a “Blackout Period” beginning at the close of trading on the last day of a particular fiscal quarter and ending after one full trading day has occurred following the date of the public release of the Company’s earnings results for such quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after one full trading day has occurred following the public release of the Company’s quarterly earnings and ending on the last day of the fiscal quarter. Note that Blackout Periods are compliance requirements of the Company and do not create a legal right to trade when such Blackout Periods are not in effect.

Accordingly, and for the avoidance of doubt, even when a Blackout Period is not in effect, if you are in possession of material nonpublic information, you may not trade in Company Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which the Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restriction and event-specific restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to the Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and any other procedures established by the Compliance Officer for Rule 10b5-1 Plans. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information and may not be entered into while such person is otherwise restricted under the Policy. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any proposed adoption of a new Rule 10b5-1 Plan or amendment (including early termination) to any existing Rule 10b5-1 Plan must be submitted to the Compliance Officer for approval at least five business days prior to the entry into the Rule 10b5-1 Plan or amendment. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan is required.

Post-Termination Transactions

The Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of such individual’s termination of service.

Consequences of Violations

Insider trading is a crime. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in Company Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, federal and state enforcement authorities as well as foreign governments. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with the Policy may subject the individual to Company-imposed sanctions, up to and including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance

Any person who has a question about the Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

Certification

All persons subject to the Policy may be required to certify their understanding of, and intent to comply with, the Policy. Note that you are bound by the Policy whether or not you sign such certifications.

* * *

This version of the Policy supersedes any previous policy of the Company concerning trading in Company Securities. In the event of any conflict or inconsistency between this version of the Policy and any other materials previously distributed by the Company, this version of the Policy shall govern.